Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioMarin Pharmaceutical Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑136963, 333-168552, 333-181697, 333-188620, 333-197759, 333-201504, 333-206094, 333-218695, and 333-234231) on Forms S-8 and in the registration statement (No. 333-212974) on Form S-3 of BioMarin Pharmaceutical Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of BioMarin Pharmaceutical Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020,and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of BioMarin Pharmaceutical Inc.
Our report refers to a change in accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
San Francisco, California
February 26, 2021